Exhibit 10.1

September 29, 2020

VIA EMAIL: [REDACTED]

Anna Ladd-Kruger

Dear Anna,

Re:Offer of Employment

I am pleased to provide you with our formal offer letter of employment to you with McEwen Mining Inc. (the "Company"), referenced hereto as Schedule “A”, as Chief Financial Officer, effective September 29, 2020. This letter agreement supercedes all other agreements regarding your employment with the Company, including the term sheet dated August 17, 2020 which is terminated and of no further force and effect.

Kindly note that this offer is conditional upon you executing and returning a signed copy of this letter and signed/initialed copies of the attached Schedules "A", B" and "C" (the "Agreement") to me on or prior to your start date.

Note that the use of the term "ESA" in the Agreement shall mean Ontario's Employment Standards Act, 2000, as may be amended from time to time, or its successor legislation.

Please ensure you retain a copy of the Agreement for your records.

Anna, we look forward to welcoming you to the Company team and wish you a successful and rewarding career with us.

Sincerely,

MCEWEN MINING INC.

Robert R. McEwen

Chairman and Chief Owner

I, Anna Ladd-Kruger, acknowledge that I have read, understood and accept this offer and the terms and conditions contained in the attached Schedules (which form the Agreement as defined above) and agree to be bound by the terms and conditions of employment as outlined therein, including those that limit my entitlements, if any, upon the end of my employment with the Company.

/s/ Anna Ladd-Kruger	October 2, 2020
Signature	Date

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150 King Street West, Suite 2800, P.O. Box 24. Toronto, Ontario Canada M5H 1J9 Tel: 647.258.0395 Toll Free: 1.866.441.0690 Fax: 647.258.0408 Website: www.mcewenmining.com Email: info@mcewenmining.com

SCHEDULE "A"

MCEWEN MINING INC.

Terms and Conditions of Employment

The following outlines the terms and conditions of employment with McEwen Mining Inc. (the "Company").

Title	Chief Operating Officer
Reporting Relationship	Robert R. McEwen, Chairman and Chief Owner
Start Date	September 29, 2020, or as otherwise agreed to by the parties in writing.
Location	The Company’s head office in Toronto, Ontario
Status	Full Time
Responsibilities

Your job responsibilities include overseeing all the finance and accounting functions including monthly financial reporting and analysis, budgeting and forecasting, cost accounting, cash flow management and assisting with corporate business planning and strategy.

A copy of your position description and annual objectives are described further in the attached Schedule "B."

While employed by the Company, you agree to work on a full-time basis exclusively for the Company and agree that you shall not, while you are employed by the Company, be employed or engaged in any capacity, in promoting, undertaking or carrying on any other business that competes with the Company or interferes or could reasonably interfere with your duties to the Company without our prior written permission. It shall be considered a conflict of interest contrary to the Code of Business Conduct, or otherwise, if you are found in violation of this provision.  It is your sole responsibility to raise any conflicts or potential conflicts to the attention of the Chairman and Chief Owner for direction.

Base Salary	CAD $320,000 per annum paid on a semi-monthly basis by way of direct deposit.
Stock Options

You shall receive an initial grant of 200,000 Stock Options in accordance with the terms of the Company's Equity Incentive Plan and Grant Agreement to be issued and priced at $1.25 (United States Dollars) per New York Stock Exchange traded common share.

You shall also be entitled to participate in such other equity plans as are determined in the sole discretion of the Board of Directors of the Company (the “Board”) and any applicable plan terms.

Bonus

You shall be eligible to receive an annual bonus of up to 60% of your base salary payable in cash or stock of the Company at a time and in the amount as determined by the Board in its sole discretion.

Cash, share and stock incentives and bonuses will be determinant on achieving personal and corporate performance objectives and goals as set out annually, in advance, by the Chief Executive Officer and compensation committee of the Board, and in accordance with the Company’s overall

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financial position. Bonus determination is at the sole discretion of the company and Board. Future granting of equity or options is at the sole discretion of the Board.
Vacation

You will be entitled to four (4) weeks of vacation annually accrued on a monthly basis to be taken at a time as determined or agreeable to the Company having due regard to its operations (with such entitlement pro-rated for any partial year of employment). You must take your vacation in the year that it accrues. Subject to the minimum requirements under the ESA, any unused vacation at the end of the calendar year shall be forfeited and forever lost without further payment to you by the Company.

Benefits

You shall be entitled to participate in all benefit plans of Company as may be made available to employees of Company from time to time for which you are eligible in accordance with applicable plans and/or insurance contracts.  You will receive complete details of all benefits plans as part of your orientation.

Travel

As per the requirements of your position, you will be expected to travel to our sites and otherwise on a frequent basis, as the operations of the business reasonably demand.  You agree that risks associated with such travel have been described to you as part of the hiring process and that you voluntarily assume those risks.  The Company will continue to provide you with ongoing and reasonable information as it relates to such risks.

Expenses	You shall be reimbursed for any expenses that are incurred in the course of business and in accordance with the Company's expense policy.
Policies and Standards

The Company has established a variety of policies and standards, which shall form part of your employment terms with the Company, including the Code of Business Conduct and Ethics, Global Anti-Corruption, Anti-Harassment and the Expense Reimbursement Policy. You agree to be bound by these policies and standards, as amended or otherwise introduced from time to time at the sole discretion of the Company. You agree that you have no reasonable expectation of privacy while using Company IT resources, including its IT networks or property (such as computers, cellular telephones, etc.).

Non Solicitation

You shall not, while employed by the Company and for 18 months following the termination of your employment with the Company, for any reason, directly or indirectly, on your behalf or on behalf or in connection with another person or entity: (a) recruit, attempt to recruit or directly or indirectly participate in the recruitment of, any Company employee or contractor; or (b) offer employment or engagement or otherwise entice away from employment or engagement with the Company any individual who is employed or engaged by the Company. In the case of both (a) and (b), such restrictions shall apply only to persons that you had business dealings with in the 12 months preceding termination of your employment for any reason.

You agree that irreparable harm will be suffered by the Company in the event of your breach or threatened breach of your obligations under this Agreement, and that the Company will be entitled to seek, in addition to any other rights and remedies that it may have at law or equity, a temporary or permanent injunction restraining you from engaging in or continuing any such breach hereof. Any claims asserted by you against the Company shall not constitute

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a defence in any injunction action, application or motion brought against you by the Company.
Non Disparagement	You agree that during your employment and thereafter, you shall not comment in any adverse fashion on the Company, its directors or officers, employees or agents.
No Obligations to Third Parties

You hereby represent and warrant to the Company that you are not party to any written or oral agreement with any third party that would restrict your ability to enter into this Agreement or Schedule "C" (the Confidentiality and Intellectual Property Information Agreement) or to perform your obligations hereunder and that you will not, by joining Company, breach any non-disclosure, intellectual property rights, non-competition, non-solicitation or other covenant in favour of any third party.

Changes to Duties and/or Compensation

If your duties, reporting lines, or compensation should change during the course of your employment with the Company, the validity of this Agreement, including the section regarding "Termination by You With Notice", "Termination by the Company Without Notice" and "Termination by the Company With Notice" will not be affected.

Termination by You With Notice

You may terminate your employment under this Agreement by providing the Company with 30 days' advance written notice. Subject to any requirements under the ESA, the Company may waive such further notice, or change your assignment, or place of work (within reason) during such notice of termination, and you agree that it shall not constitute a constructive dismissal.

Termination by the Company Without Notice

The Company may terminate your employment without notice for any of the following reasons, or as specified under the ESA or "Cause" under common law, including: (a) your continued failure to substantially perform your duties as described in Schedule "B", or otherwise required by the Company; (b) your willful engagement in misconduct which is injurious to the Company, other than business decisions made in good faith; (c) the willful violation by you of the provisions of this Agreement or any material policy, including the Code of Business Conduct and Ethics, Global Anti-Corruption, Anti-Harassment and Expense Reimbursement Policy; (d) dishonesty; (e) you being found guilty of an offence under criminal or quasi criminal legislation that has a reasonably drawn nexus to the workplace which in the Company's sole determination caused or could cause damage to its reputation; or (f) engaging in a conflict of interest as described above.  In the event of a termination under this section, the Company shall pay you any unpaid wages earned to the date of termination and any accrued and unpaid vacation pay earned by you during the same calendar year. Except for as may be required under the ESA, the Company shall have no further obligations to you.

Termination by the Company With Notice

The Company may terminate your employment without notice, for any reason, by providing you with twelve months’ notice if you are terminated within the first year of your employment.  Thereafter, the Company may terminate your employment without notice, for any reason, by providing you with the greater of: (a) three (3) weeks' notice for the first year of your employment, plus an additional three (3) weeks' of notice for every completed year thereafter, to a maximum of 12 weeks (e.g. 2 years of service would result in 6 weeks of base wages; 3 years' of service would result in 9 weeks of base wages); or (b) your minimum entitlement to notice, pay in lieu of notice and

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statutory severance pay, if applicable, or any other entitlement as required under the ESA.

For certainty, such notice may be provided as working notice or pay in lieu of notice, or a combination thereof, at the Company's sole discretion. Note that if you are solely provided with working notice, statutory severance pay, if any, shall be provided to you at the end of such working notice period.

In either case of (a) or (b) in this Section, benefits shall be continued for the minimum period required under the ESA. For certainty, any such payments contemplated in this Section shall be inclusive of the notice required by the ESA and/or pay in lieu of such notice, or statutory severance pay (if any) owing under the ESA.

You agree that such notice is reasonable and that no further notice or other payments or compensation or entitlements are owing to you under contract, statute or common law.  In no circumstance will you receive less than any amounts or other benefits or entitlements owing to you under the ESA.

Change of Control/Termination without Cause

In the event that the Company terminates your employment in the first year without cause, the Company will be required to pay you an amount equal to 12 (twelve) months’ base salary. No notice or severance payment is required for termination with cause at any time.

Change of Control is defined as a situation whereby 60% control of the Company changes ownership to an outside party not currently representing ownership. For the sake of clarity, change of control will not be deemed where the current shareholders take the company private, or where one shareholder sells their ownership stake to another existing shareholder. For greater certainty, financing transactions completed in the ordinary course of business where 60% or more of the Company’s current stock is issued does not constitute a change of control.

In the event that a Change of Control occurs, and the Company terminates your employment without cause, the Company will be required to pay you an amount equal to eighteen months’ (18 months’) base salary plus bonus and full vesting stock.

Release of Claims

You further agree that any payment or other benefit or entitlement that the Company's provides to you under the "Termination by the Company With Notice" provision that is greater than your entitlements under the ESA shall be provided in exchange for you executing a release within five (5) days of the termination date in the form attached as Schedule "D". If you do not wish to sign the release you shall be provided with your minimum entitlements under the ESA as set out above and this shall be your maximum entitlement under the ESA, contract or common law.

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Compliance with Ontario Legislation

Nothing in this Agreement is intended to conflict with the ESA.  In the event of a conflict between any provision or language in this Agreement and the ESA, such ESA shall govern.

You agree that you have received a copy of the ESA Poster.

The Company provides accommodations for employees with disabilities. If you require a specific accommodation because of a disability or medical need, please contact Carmen Diges, General Counsel at 647.258.0395 or by e-mail at cdiges@mcewenmining.com before your start date so that, subject to measures constituting undue hardship, the appropriate accommodations can be in place before you begin work.

Paid Administrative Leave

You agree that the Company may place you on a paid administrative leave, in which case you shall not perform your regular duties, nor attend the Company's premises, provided that the Company continues to provide your base salary and benefits and advices you of the reason for such leave. During any period you are placed on paid administrative leave, you must observe all obligations of employment and this Agreement (which are not inconsistent with any direction given). You must also observe all contractual and common law duties owed to the Company during such period.

Layoff	You agree that the Company has a right to temporarily lay you off from employment as per the provisions of the ESA.
Deductions and Withholdings	Any payments made to Employee under this Agreement shall be subject to applicable deductions and statutory withholdings.
Severability

If any court of competent jurisdiction renders any provision or section of this Agreement unenforceable, such unenforceability shall not affect the enforceability of any other provision or section of this Agreement.

Entire Agreement	This Agreement, inclusive of the Schedules, supersedes any and all other agreements, whether oral or in writing, between the parties with respect to your employment with the Company.
Governing Law	This Agreement is governed by the laws of the Province of Ontario and you agree to the non-exclusive jurisdiction of the courts of the Province of Ontario in relation to this Agreement.
Currency	Unless otherwise specified, all currency in this Agreement shall be in CAD.
Confidentiality and Intellectual Property

As highlighted in the offer letter, attached, this Agreement is conditional upon you agreeing to and abiding by the "Confidentiality and Intellectual Property Information Agreement" attached hereto as Schedule "C."

Legal Advice	If you are uncertain about the contents this Agreement, you should seek independent legal advice.

EMPLOYEE INITIALS

SCHEDULE "B"

SUMMARY OF ROLE AND KEY RESPONSIBILITIES

Responsible for overseeing all the finance and accounting functions including monthly financial reporting and analysis, budgeting and forecasting, cost accounting, cash flow management and assist with corporate business planning and strategy.

SKILLS AND QUALIFICATIONS:

•	Demonstrates professionalism and adheres to best management practices
•	Works directly with the President/COO & CEO, in conjunction with the Board of Directors, to provide leadership in setting the Company’s strategic and annual operating plan
•	Complies and works in accordance with the Quality System (Quality Manual, Standard Operating Procedures and Test Methods)
•	Directly involved in the preparation of monthly and quarterly financial statements, consolidations and ancillary reports for McEwen Mining
•	Manages the Company’s budgetary planning process
•

Periodically evaluates and monitors the Company’s corporate tax position and develops tax strategies that manage exposure and/or leverage current and pending tax legislation. Assesses tax implications of material transactions and provides recommendations for structure to the Board of Directors, shareholders and/or the executive team, as appropriate

•	Oversees year end audit for the Company
•	Supports operating dividisons with special projects (i.e. cost analysis, project costing, revenue forecasting, and monthly reporting)
•	Ensures compliance with all tax jurisdictions, which may include coordination of audits and inquiries by federal, provincial and local regulatory agencies in multiple countries
•	Ensures all fixed asset transactions are accounted for In accordance with established policies and generally accepted accounting principles
•

Assumes responsibilities for the planning, development, and implementation of effective accounting strategies, policies and procedures. Ensures that policies are in accordance with evolving regulations, legal requirements and industry trends

•	Prepares and delivers financial reports at the Board of Directors’ meetings
•	Establishing, implementing and monitoring accounting systems, policies and procedures, and other internal control documentation for the Company
•	Implements and maintains internal controls and procedures consistent with corporate mandate
•	Managed multiple operations simultaneously
•	Capital markets experience – capital raising
•	Persuasive presenter
•	Good problem solver

QUALIFICATIONS:

Education:

•	Bachelors’ degree or diploma in finance or accounting combined with a CPA designation along with ongoing leadership development programs
•	A Masters in Business Administration is preferred

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SCHEDULE "C"

Employee Covenants

Confidentiality and Intellectual Property Agreement

In consideration of employment with McEwen Mining Inc. (the "Company"), Anna Ladd-Kruger (the "Employee") and for other payments and benefits provided, the sufficiency of which is acknowledged by the Employee, the Employee agrees and covenants as follows:

1.

Employment with the Company will give the Employee access to intellectual and confidential information belonging to the Company, its customers, its suppliers and others (the confidential information is collectively referred to in this Agreement as "Confidential Information"). Confidential Information includes records, data, materials and information and copies thereof and all information relating to any properties, procedures, suppliers, services, personnel, policies and practice, cost and expense structure, business, prospects and business/organizational opportunities and plans of the Company and all financial information and other information or disclosure relating to the business and affairs of the Company. Confidential Information does not include information that at the time it was received was in the public domain, was disclosed to the Employee through no fault of the Employee, was legitimately known to Employee prior to disclosure, or is required by law to be disclosed.

2.

The Employee covenants and agrees that the Company shall solely and exclusively own all right, title and interest in, and to, all "Intellectual Property", which is defined as follows: all intellectual and industrial property and rights therein, whether or not registered or registrable, and all registrations, applications, divisional, extensions, and reissues therefor, including without limitation all works in which copyright subsists or may subsist, derivative works, computer software, moral rights, designs, industrial designs, Confidential Information, as defined above, trademarks and trade names including all goodwill associated therewith, patents, discoveries, improvements, inventions and integrated circuit topographies, specifically developed, created, produced or contributed to by the Employee at any time, pursuant to this Agreement. The Employee hereby assigns all Intellectual Property to the Company. The Employee further agrees to sign and deliver to the Company all documents the Company may reasonably require to confirm or evidence such assignment and the Company's ownership of the Intellectual Property, when and as requested by the Company. The Employee agrees to waive, and hereby waives, any and all moral rights or rights of a similar nature which the Employee has or in the future may have (including in Intellectual Property which may come into existence after the date of this Agreement) in each jurisdiction throughout the world, to the extent that such rights may be waived in each respective jurisdiction. The Employee further agrees to sign and deliver to the Company all documents the Company may reasonably require to confirm or evidence such waiver of the moral rights, when and as requested by the Company. For clarity, the Employee acknowledges that the Company and its affiliates and licensees have the unlimited right to use (or not to use) the Intellectual Property and all elements thereof, including the right to edit, change, distort, transpose and otherwise modify the Intellectual Property in any manner and to use the Intellectual Property in association with any and all goods, services, products and institutions and the Employee shall waive and hereby waives any right to receive authorship or ownership credit in connection with any use of the Intellectual Property or elements thereof.

3.

The Employee shall, during and after employment, keep all Confidential Information and Proprietary Property confidential and shall not use any of it except for the purpose of carrying out authorized activities on behalf of the Company.

4.

The Employee covenants and agrees not to make any unauthorized use whatsoever of or to bring onto the Company's premises for the purpose of making any unauthorized use whatsoever of any trade secrets, confidential information or intellectual property of any third party, including without limitation any trade-marks or copyrighted materials, during the course of employment. The Employee agrees and represents that employment and the execution of this Agreement do not and will not breach any agreement to which the Employee is currently a party or which currently applies to the Employee.

5.

The Employee agrees that the Employee will, if requested from time to time by the Company, execute such further reasonable agreements as to confidentiality and intellectual property rights as the Company's customers or suppliers reasonably required to protect Confidential Information or Intellectual Property.

6.

Regardless of any changes in position, salary or otherwise, including, without limitation, termination of the Engagement, unless otherwise stipulated pursuant to the terms hereof, the Employee will continue to be subject to each of the terms and conditions of this Agreement and any other(s) executed pursuant to the preceding paragraph.

7.

The Employee acknowledges that the services provided by the Employee to the Company are unique. The Employee further agrees that irreparable harm will be suffered by the Company in the event of the Employee's breach or threatened breach of any of their obligations under this Agreement, and that the Company will be entitled to seek, in addition to any other rights and remedies that it may have at law or equity, a temporary or permanent injunction restraining the Employee from engaging in or continuing any such breach hereof. Any claims asserted by the Employee against the Company shall not constitute a defence in any injunction action, application or motion brought against the Employee by the Company.

8.	This Agreement is governed by the laws of the Province of Ontario and the Employee agrees to the non-exclusive jurisdiction of the courts of the Province of Ontario in relation to this Agreement.

9.

If any court of competent jurisdiction renders any provision or section of this Agreement unenforceable, such unenforceability shall not affect the enforceability of any other provision or section of this Agreement.

IN WITNESS WHEREOF the Company has caused this Agreement to be executed as of the ___ day of _________________, 2020.

SIGNED, SEALED AND DELIVERED	)
In the presence of:	)
	)	Anna Ladd-Kruger
)
Witness	)